Exhibit 99.1

May 1, 2023
The RMR Group LLC
Two Newton Place
255 Washington Street
Newton, MA 02458
Ladies and Gentlemen:
Reference is made to the Third Amended and Restated Property Management Agreement, dated as of June 22, 2021 (as amended, restated or supplemented from time to time, the “Property Management Agreement”), by and between Service Properties Trust (together with its subsidiaries, “SVC”), a Maryland real estate investment trust, and The RMR Group LLC (“Manager”), a Maryland limited liability company. Capitalized terms used and not otherwise defined herein will have the meanings given such terms in the Property Management Agreement.
The purpose of this letter is to confirm our understanding and agreement that, effective as of the closing date of the acquisition of TravelCenters of America Inc. by BP Products North America Inc.:
1.The travel center properties (the “Additional Properties”) owned by SVC and leased to TA Operating LLC shall be added to the Managed Premises. The Fee payable in respect of the Additional Properties shall be 0 for the 2023 calendar year; 1% of gross collected rents for the 2024 calendar year; 2% of gross collected rents for the 2025 calendar year; and 3% of gross collected rents for 2026 calendar year and thereafter.
2.All references to “SNL Index” shall be replaced with references to the “Index”, and “Index” shall mean the MSCI U.S. REIT/Hotel & Resort REIT Index, as published from time to time.
3.The notice address for SVC and the Owners shall be updated to Attn: Chief Financial Officer with the email to bdonley@rmrgroup.com.
As amended hereby, the Property Management Agreement remains in full force and effect.
If the foregoing accurately reflects our understandings and agreements, please confirm your agreement by signing below where indicated and returning a copy of this letter so signed to me.

Very truly yours,

/s/ Brian E. Donley
Brian E. Donley
Chief Financial Officer

Acknowledged and agreed:

THE RMR GROUP LLC

/s/ Matthew P. Jordan
Matthew P. Jordan
Executive Vice President, Chief Financial Officer and Treasurer

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